Exhibit 99.1

MBIA Inc. Reports Second Quarter 2013 Financial Results

Highlights

  MBIA Inc.’s (the Company’s) Adjusted Book Value (ABV), a non-GAAP measure, was $29.28 per share at June 30, 2013 compared with $30.68 per share at December 31, 2012.
  MBIA Inc.’s adjusted pre-tax loss, a non-GAAP measure, was $160 million for the second quarter of 2013 compared with an adjusted pre-tax loss of $152 million for the second quarter of 2012.
  MBIA Inc. recorded a net loss of $178 million, or $0.92 per diluted share, for the second quarter of 2013, compared with net income of $581 million, or $2.98 per diluted share, for the second quarter of 2012.
  As previously announced, during the second quarter, the Company and its subsidiaries settled outstanding litigation matters with Bank of America, Société Générale and Flagstar Bank. As part of the Bank of America Settlement Agreement, MBIA Insurance Corporation (MBIA Corp.) received a net payment of approximately $1.7 billion and Bank of America and MBIA Inc. agreed to the commutation of all of the MBIA Corp. policies held by Bank of America, which had a notional insured amount of approximately $7.4 billion, of which $6.1 billion were policies insuring credit default swaps held by Bank of America referencing commercial real estate exposures. The Company also entered into an agreement with Société Générale under which $4.2 billion of insured exposure was commuted. Subsequent to the Bank of America Settlement Agreement and the Société Générale settlement, all litigation brought originally by the group of eighteen domestic and international financial institutions, related to the establishment of National Public Finance Guarantee Corp. (National), was resolved. Finally, MBIA Corp. entered into an agreement settling its lawsuit against Flagstar Bank and in exchange received $110 million in cash and other consideration. The amounts received and paid by the Company in connection with these settlements were consistent with the amounts previously recorded on its balance sheet. Settlement, consulting and legal expenses associated with the resolution of these matters increased total operating expenses by approximately $87 million in the first half of 2013.

ARMONK, N.Y.--(BUSINESS WIRE)--August 7, 2013--MBIA Inc. (NYSE: MBI) today reported Adjusted Book Value (ABV) per share (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) of $29.28 per share at June 30, 2013 compared with $30.68 per share at December 31, 2012. Book Value (BV) per share was $15.63 as of June 30, 2013, compared to $16.22 as of December 31, 2012.

MBIA Inc.’s adjusted pre-tax loss (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) for the second quarter of 2013 was $160 million compared with an adjusted pre-tax loss of $152 million for the second quarter of 2012. The greater adjusted pre-tax loss for the three months ended June 30, 2013 compared to the three months ended June 30, 2012 was driven primarily by lower premiums earned, variable interest entity (VIE) revenues and net investment income, partially offset by decreases in impairments on insured credit derivatives and lower net losses on insured exposures. ABV and adjusted pre-tax income (loss) provide investors with additional views of the Company’s operating results that management finds useful in measuring financial performance. Reconciliations of ABV to BV calculated in accordance with GAAP and adjusted pre-tax income (loss) to pre-tax income (loss) calculated in accordance with GAAP are attached.

The Company recorded a net loss of $178 million, or $0.92 per diluted share, for the second quarter of 2013 compared with net income of $581 million, or $2.98 per diluted share, for the second quarter of 2012. Consolidated total revenues for the three months ended June 30, 2013 included $182 million of net losses on the fair value of insured derivatives compared with $775 million of net gains for the same period of 2012. The net losses on the fair value of insured derivatives in 2013 were principally due to the effects of MBIA Corp.’s nonperformance risk on its derivative liabilities which resulted from a narrowing of its own credit spreads, partially offset by commuting derivatives at prices below fair value. The net gains on the fair value of insured derivatives in 2012 were principally the effects of MBIA Corp.’s nonperformance risk on its derivative liabilities which resulted from a widening of its own credit spreads, a reduction in the Company’s recovery rates and the result of commuting derivatives at prices below fair value. The Company is required to adjust the values of its derivative liabilities for the market's perception of its nonperformance risk. A decrease in the value of the derivative liabilities attributable to an increase in nonperformance risk is reflected as an unrealized gain while an increase in the value of the derivative liabilities attributable to a decline in nonperformance risk is reflected as an unrealized loss in the income statement.

“The second quarter brought a close to the challenges to the formation of National brought by a bank group, the elimination of nearly $18 billion of insured exposure, which included $11 billion of highly potentially volatile CMBS and ABS CDO exposures, the collection of almost three quarters of the put-back recoverables on our balance sheet at year-end 2012, and an agreement that should result in the eventual receipt of approximately $796 million of additional put-back recoverables related to our ResCap exposure,” said MBIA Inc. President and Chief Financial Officer Chuck Chaplin. “There is risk remaining in our structured finance book, but we are much closer to achieving stability there. Meanwhile, we continue to work with the rating agencies and other parties to lay the foundation for the re-launch of our U.S. muni-only insurer, National Public Finance Guarantee Corp.”

Year-to-Date Results

The net loss for the six months ended June 30, 2013 was $14 million, or $0.07 per diluted share, compared with net income of $591 million, or $3.03 per diluted share, for the six months ended June 30, 2012. The net loss in the first six months of 2013 and net income in the first six months of 2012 were primarily the result of pre-tax changes in the fair value of insured derivatives. In the first six months of 2013, the Company recorded $243 million of net losses on the fair value of insured derivatives compared with $1.1 billion of net gains for the same period of 2012. The net losses on the fair value of insured derivatives in 2013 were principally due to the effects of MBIA Corp.’s nonperformance risk on its derivative liabilities which resulted from a narrowing of its own credit spreads, partially offset by commuting derivatives at prices below fair value and a decline in the weighted average life on transactions. The net gains on the fair value of insured derivatives in 2012 were principally the result of commuting derivatives at prices below fair value, the effects of MBIA Corp.’s nonperformance risk on its derivative liabilities which resulted from a widening of its own credit spreads and a reduction in the Company’s recovery rate, and favorable movements in spreads and pricing on collateral within transactions.

The adjusted pre-tax loss for the six months ended June 30, 2013 was $180 million compared with an adjusted pre-tax loss of $700 million in the comparable period of 2012. The reduction in the adjusted pre-tax loss for the six months ended June 30, 2013 was primarily due to a decrease in insurance losses, net gains from the sale of investments, the absence of net investment losses related to other-than-temporary impairments and a decrease in impairments on insured credit derivatives. These changes were partially offset by lower premiums earned and lower net investment income.

Adjusted Book Value and Book Value

The following is a summary of ABV and BV per share data by segment as of June 30, 2013:

	U.S. Public Finance	Structured Finance and International	Advisory Services	Corporate	Wind-down Segments	Consolidated
6/30/13 ABV per share	$25.38	$10.82	$0.15	$(3.45)	$(3.62)	$29.28
6/30/13 BV per share	$20.63	$1.97	$0.15	$(3.55)	$(3.57)	$15.63

Second Quarter 2013 Segment Results

The following is a summary of pre-tax results by segment for the second quarter of 2013:

$ in millions	U.S. Public Finance	Structured Finance and International	Advisory Services	Corporate	Wind-down Segments	Consolidated
2Q 2013 Pre-tax Income (Loss)	$14	$(256)	$(6)	$(59)	$(26)	$(264)
2Q 2012 Pre-tax Income (Loss)	$148	$645	$0	$28	$(81)	$795

Second Quarter 2013 Adjusted Pre-Tax Income

The following is a summary of adjusted pre-tax income (loss) for the second quarter of 2013 where such results differ from pre-tax income calculated in accordance with GAAP:

$ in millions	Structured Finance and International	Consolidated
2Q 2013 Adj. Pre-tax Income (Loss)	$(93)	$(160)
2Q 2012 Adj. Pre-tax Income (Loss)	$(300)	$(152)

U.S. Public Finance Insurance Results

The Company’s U.S. public finance insurance business is primarily conducted through its National subsidiary.

The U.S. public finance insurance segment recorded $14 million of pre-tax income in the second quarter of 2013 compared with $148 million of pre-tax income in the second quarter of 2012.

Total premiums earned in the U.S. public finance insurance segment were $102 million in the second quarter of 2013, down 22 percent from $130 million of total premiums earned in the second quarter of 2012, primarily reflecting a decrease in refunded premiums earned.

Net investment income for the U.S. public finance insurance segment was $35 million in the second quarter of 2013, down 38 percent from $56 million in the second quarter of 2012 primarily due to higher asset balances invested at lower average yields following the repayment of the secured loan that National had extended to MBIA Corp.

Net losses on financial instruments at fair value and foreign exchange totaled $2 million in the second quarter of 2013, compared with $11 million of gains in the second quarter of 2012.

The U.S. public finance insurance segment’s loss and loss adjustment expenses totaled $66 million in the second quarter of 2013 compared with a $3 million benefit in the second quarter of 2012. U.S. public finance insurance loss activity in the second quarter of 2013 was largely driven by increased loss reserves and loss mitigation expenses associated with certain general obligation bond exposures.

Expenses associated with the amortization of deferred acquisition costs totaled $21 million in the second quarter of 2013, compared with $26 million in the second quarter of 2012, reflecting lower premiums earned and the decline in the outstanding balance of the Company’s insured public finance portfolio.

Operating expenses were $35 million in the second quarter of 2013, compared with $28 million in the second quarter of 2012. The increase in operating expenses in the second quarter of 2013 was driven by third-party consulting costs, partially offset by a decline in legal expenses.

As of June 30, 2013, National’s statutory capital was $3.4 billion and its claims-paying resources (as described in the attached Explanation of Non-GAAP Financial Measures) totaled $5.7 billion.

On May 8, 2013, Standard & Poor’s Ratings Services (S&P) raised its financial strength rating on National to “BBB” from “BB” and its standalone credit profile to “a” from “bb”. At the same time, S&P placed the rating on CreditWatch Positive. On May 10, 2013, S&P raised its financial strength rating on National to “A” from “BBB,” removed it from CreditWatch and changed its outlook to stable. On May 21, 2013, Moody’s Investors Service (Moody’s) upgraded National’s insurance financial strength rating from Baa2 to Baa1 with a positive outlook.

Structured Finance and International Insurance Results

The structured finance and international insurance business is primarily conducted through MBIA Corp. and its subsidiaries.

The structured finance and international insurance segment had an adjusted pre-tax loss of $93 million for the second quarter of 2013 compared with an adjusted pre-tax loss of $300 million for the second quarter of 2012. The adjusted pre-tax loss declined principally due to decreases in financial guarantee insurance losses and LAE, impairments on insured credit derivatives, and interest expense from the National Secured Loan, which was repaid in full in May of 2013.

The structured finance and international insurance segment had a pre-tax loss (calculated in accordance with GAAP) of $256 million in the second quarter of 2013, compared with pre-tax income of $645 million in the second quarter of 2012.

Net premiums earned in the structured finance and international insurance segment totaled $35 million in the second quarter of 2013, down 41 percent from $59 million in the second quarter of 2012. The decrease was primarily attributable to the receipt of a large make-whole premium on a single policy that terminated in the second quarter of 2012 that was not repeated in 2013, as well as the maturity and early settlement of other insured transactions with no material writings of new insurance policies.

Net investment income for the structured finance and international insurance segment was $4 million in the second quarter of 2013, compared with $6 million in the comparable period of 2012. The drop in net investment income was primarily due to declining average asset balances in 2013 due to sales of investments to fund claim and commutation payments. Net investment income in both periods was impacted by MBIA Corp.’s decision to enhance its liquidity by holding a greater proportion of cash and short-term investments.

Fees and reimbursements were $23 million in the second quarter, down 44% from $41 million in the second quarter of 2012, reflecting certain one-time work, waiver and consent fees in the second quarter of 2012 that did not recur in the second quarter of 2013. Fees in the second quarter included $21 million representing the amortization of ceding commission income received by MBIA Corp. from National in connection with the Company's Transformation.

In the second quarter of 2013, the structured finance and international insurance segment recorded $182 million of net losses on the fair value of insured derivatives compared with $775 million of net gains for the same period of 2012. Realized losses on insured derivatives totaled $1.5 billion in the second quarter of 2013 and $428 million in the second quarter of 2012, representing net payments driven by commutation activity. Unrealized gains on insured derivatives of $1.3 billion in the second quarter of 2013 were principally associated with the reversal of unrealized losses from commutations, partially offset by the effects of MBIA Corp.’s nonperformance risk on its derivative liabilities. Unrealized gains on insured derivatives of $1.2 billion in the second quarter of 2012 were principally associated with the reversal of unrealized losses from commutations and the effects of MBIA’s nonperformance risk on its derivative liabilities.

Net gains on financial instruments at fair value and foreign exchange totaled $12 million in the second quarter of 2013, as gains on the sale of investments were partially offset by foreign exchange losses. Net losses on financial instruments at fair value and foreign exchange of $14 million in the second quarter of 2012 were almost entirely from foreign exchange losses.

Total revenues of consolidated VIEs were $86 million in the second quarter of 2013 compared with losses of $22 million for the same period of 2012. The increase in revenues of consolidated VIEs for the three months ended June 30, 2013 when compared to the same period of 2012 was primarily related to an increase in net gains as a result of an increase in second-lien RMBS put-back claims for ineligible mortgage loans.

The amortization of deferred acquisition costs, operating expenses and interest expense totaled $100 million in the second quarter of 2013, compared with $118 million in the second quarter of 2012. A $7 million decline in deferred acquisition cost amortization primarily reflected the acceleration of deferred costs into earnings in prior periods as policies were terminated. Interest expense declined by $18 million in the second quarter of 2013, primarily due to the repayment of the National Secured Loan in May 2013 as well as from a reduction in the interest rate on MBIA Corp.’s outstanding surplus notes. Total operating expenses were $35 million in the second quarter of 2013, up $7 million from $28 million in the second quarter of 2012. The increase in operating expenses was driven by higher consulting and legal expenses.

The following is a summary of MBIA Corp.’s insured portfolio economic loss (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) activity in the second quarter:

2Q 2013 Economic Loss (Benefit) Activity
($ in millions)	Second- Lien RMBS	First-Lien RMBS	ABS CDO	CMBS	Other	Total
Change in Expected Payments	$25	$10	$(37)	$96	$102	$196
Change in Expected Salvage	(68)	(1)	(3)	(17)	19	(70)
Total Economic Losses (Benefit)	$(43)	$9	$(40)	$79	$121	$126

Losses, credit impairments and loss-related expenses on insured exposures totaled $126 million in the second quarter of 2013, compared with $306 million in the second quarter of 2012.

In the second quarter, the Company increased its expectations of future payments on second-lien RMBS exposures by $25 million reflecting increases in the weightings of certain stress scenarios in the Company’s loss modeling due to slower than expected declines in early stage delinquencies within these transactions. Expected salvage increased by $68 million primarily reflecting changes to the Company’s assumptions regarding the timing and amount of future recoveries on contractual claims related to ineligible mortgage loans improperly included in the insured securitizations.

Second quarter economic losses on first-lien RMBS totaled $9 million as a result of higher than expected loan loss severities due to recoveries of servicer advances and decreased excess spread due to higher voluntary prepayments of the underlying mortgage loans.

Second quarter economic losses on multi-sector ABS CDO exposures were a benefit of $40 million driven by reserve reductions resulting from changes to certain interest rate assumptions in the Company’s loss modeling.

In the second quarter of 2013, the Company estimated $79 million of incremental economic losses on certain insured transactions backed by pools of CMBS. The increase primarily reflects additional deterioration within some insured transactions and adjustments to commutation price assumptions.

The Company also estimated $121 million in incremental economic losses related to other insured transactions, including a reversal of expected recoveries on certain transactions impacted by an unfavorable litigation ruling and reserves for an international toll road transaction.

Portions of the $126 million of total economic losses are on policies subject to insurance accounting while other amounts relate to losses on insured VIEs or insured credit derivatives for which GAAP specifies different accounting. The following is a summary of second quarter economic losses based on those categories:

2Q 2013 Economic Losses (Benefit)
$ in millions

Change in Expected Payments	$102
Change in Insurance Recoveries	20
Loss & LAE Expense on Policies Subject to Insurance Accounting	$122

Credit Impairments on Insured VIEs	$(100)

Credit Impairments on Insured Credit Derivatives	$105
LAE on Insured Credit Derivatives	(1)
Credit Impairments and LAE on Insured Credit Derivatives	$104

Total Economic Losses (Benefit)	$126

Net payment activity on second-lien RMBS exposures consisted of the following:

$ in millions	Q2 2012	Q3 2012	Q4 2012	Q1 2013	Q2 2013

Paid Claims	$139	$107	$92	$121	$64

Collections on Paid Claims and Put-back Recoveries	(6)	(6)	(8)	(16)	(9)*

Paid LAE (net of collections)	35	29	37	6	19

Net Payments	$168	$130	$121	$111	$74

*excludes settlements with Bank of America and Flagstar Bank

Net payments on insured second-lien RMBS exposures, excluding amounts received in settlements with Bank of America and Flagstar Bank, totaled $74 million in the second quarter of 2013 compared with $111 million in the first quarter of 2013 and $168 million in the second quarter of 2012.

On May 6, 2013, MBIA Inc. and Bank of America agreed to the terms of a comprehensive settlement agreement, which among other things, resolved litigation between MBIA Inc. and certain of its subsidiaries and Bank of America and certain of its subsidiaries. As part of the settlement, MBIA Corp. received a net payment of approximately $1.7 billion consisting of approximately $1.6 billion in cash and $136 million principal amount of MBIA Inc.’s 5.70% Senior Notes due 2034. Bank of America and MBIA Inc. also agreed to the commutation of all of the MBIA Corp. policies held by Bank of America, which had a notional insured amount of approximately $7.4 billion, of which $6.1 billion were policies insuring credit default swaps held by Bank of America referencing commercial real estate exposures. Most of the proceeds received from Bank of America were used to repay the Secured Loan from MBIA Corp.’s affiliate, National, in full. As a part of the settlement, Blue Ridge Investments, L.L.C., an affiliate of Bank of America, provided a $500 million loan commitment to MBIA Corp. which can be used for general corporate purposes. Finally, Bank of America received warrants to purchase approximately 10 million shares of MBIA Inc. for $9.59 per share.

On May 8, 2013, MBIA Corp. entered into a settlement agreement with Société Générale under which certain insured exposures were commuted and Société Générale agreed to dismiss the pending litigation between the parties concerning MBIA’s Transformation.

On May 2, 2013, MBIA Corp. entered into an agreement settling its lawsuit against Flagstar Bank concerning certain securitization transactions backed by second-lien mortgages which were insured by MBIA Corp. in 2006 and 2007. Under the terms of the Settlement Agreement, MBIA Corp. terminated the lawsuit against Flagstar and in exchange received $110 million in cash and other consideration.

During the second quarter, Ally Financial Inc. (Ally), Residential Capital LLC (ResCap), Residential Funding Company, LLC (RFC), GMAC Mortgage, LLC (GMAC) and MBIA Corp., among other parties, executed a term sheet and supplemental term sheet agreeing to, among other things, a settlement amount of $796 million (based upon an estimate of estate values at the time of the agreement, which are subject to change) to be paid to MBIA Corp. as part of a proposed plan to resolve claims against Ally Financial and RFC, GMAC and ResCap related to ineligible mortgage loans in certain insured securitizations. The settlement and anticipated recoveries are consistent with the put-back recoveries recorded by the Company. The agreement will be implemented through a plan of reorganization in ResCap’s Chapter 11 cases, subject to confirmation by the bankruptcy court. The confirmation hearing is currently scheduled for November 2013. MBIA Corp. expects to receive an initial distribution of funds in late 2013 or early 2014. This anticipated timeline is subject to change based on necessary disclosure approvals and required notices as part of the plan confirmation process. Furthermore, there can be no assurance that the plan will ultimately be confirmed, or that MBIA will receive its expected recoveries.

During the second quarter of 2013, MBIA Corp. commuted $17.8 billion of gross insured exposure, primarily comprising structured commercial mortgage-backed securities (CMBS) pools, investment grade corporate collateralized debt obligations (CDOs) and asset-backed securities (ABS) CDOs, including $7.4 billion of exposure in connection with the Bank of America Settlement Agreement, and $4.2 billion of exposure in connection with a settlement with Société Générale. The remaining $6.2 billion of commuted exposure included $4.1 billion of investment grade corporate CDOs with a European bank counterparty and $1.7 billion to a secondary markets program with another European bank comprising first-lien subprime and alternative-A residential mortgage-backed securities (RMBS), ABS CDOs, structured CMBS pools and commercial real estate (CRE) CDOs. Commutations and agreements to commute insured exposures have totaled $87.6 billion since the beginning of the fourth quarter of 2008. Through commutations, terminations and amortization, total structured finance and non-U.S. public finance exposures have declined from $331.2 billion at December 31, 2007 to $85.7 billion at June 30, 2013.

As of June 30, 2013, MBIA Corp.’s statutory balance sheet reflected $627 million in cash and invested assets. Cash, short-term investments and other highly liquid investments available to meet liquidity demands, excluding amounts held by subsidiaries, totaled $92 million. The Company believes MBIA Corp.’s current liquidity position, together with future cash inflows and amounts available under its loan agreement with Bank of America, is adequate to make expected future claim payments. As of June 30, 2013, there was no outstanding balance under the Blue Ridge Investments, L.L.C., loan agreement.

MBIA Corp. had statutory capital of $1.2 billion and claims-paying resources totaling $3.6 billion at June 30, 2013.

On May 8, 2013, S&P raised its financial strength rating on MBIA Corp. to 'B' from 'CCC'. The outlook is stable. On May 21, 2013, Moody’s upgraded MBIA Corp.’s insurance financial strength rating from Caa2 on review for downgrade to B3 with a positive outlook.

Advisory Services

The Company’s Advisory Services business is primarily conducted in its Cutwater Asset Management and Trifinium Advisors (UK) Limited subsidiaries. The Advisory Services segment recorded a pre-tax loss of $6 million in the second quarter of 2013 compared with pre-tax income of less than $1 million in the second quarter of 2012, as lower fees and reimbursements due to declines in assets under management were only partially offset by a decrease in compensation costs.

MBIA Inc. Holding Company

MBIA Inc. contains the Corporate segment and Wind-down Operations. General corporate activities are conducted through the Corporate segment. The Company’s corporate operations primarily consist of holding company activities, including its service company, Optinuity. The Company’s Wind-down Operations comprise its ALM and Conduit segments, both of which are in run-off.

The Corporate segment recorded a pre-tax loss of $59 million in the second quarter of 2013 compared with pre-tax income of $28 million in the second quarter of 2012. The decline in the Corporate segment's pre-tax income was primarily driven by a reduction in fees from affiliates and changes in the fair value of outstanding warrants issued on MBIA Inc. common stock. The fees for affiliate services may vary significantly from period to period.

The Company’s Wind-down Operations recorded a pre-tax loss of $26 million in the second quarter of 2013 compared with a pre-tax loss of $81 million in the second quarter of 2012. The favorable change in the pre-tax loss in the second quarter of 2013 compared with the second quarter of 2012 was driven by unrealized gains on derivatives in 2013 compared with unrealized losses in 2012, partially offset by lower net investment income and lower foreign exchange gains.

Ongoing negative net interest spread in the ALM business, a portion of which is included in net gains (losses) on financial instruments at fair value and foreign exchange, totaled approximately $22 million in the second quarter of 2013 and $32 million in the second quarter of 2012.

As of June 30, 2013, MBIA Inc. had liquidity of $327 million comprising cash and liquid assets of $278 million held in the Corporate segment available for general corporate liquidity purposes, excluding the amounts held in escrow under its tax sharing agreement, and $49 million not pledged directly as collateral held in the asset/liability products segment. MBIA Inc. seeks to maintain sufficient liquidity and capital resources to meet its general corporate needs as well as the needs of the asset/liability products operations.

On May 8, 2013, S&P placed MBIA Inc.’s rating on CreditWatch Positive. On May 10, 2013, S&P raised MBIA Inc.’s counterparty credit rating on to “BBB” from “B-”, removed it from CreditWatch and changed its outlook to stable. On May 21, 2013, Moody’s raised MBIA’s senior unsecured debt rating from Caa1 on review for downgrade to Ba3 with a positive outlook.

Conference Call

The Company will host a webcast and conference call for investors tomorrow, Thursday, August 8, 2013 at 8:00 AM (EDT) to discuss its second quarter 2013 financial results and other matters relating to the Company. The webcast and conference call will consist of brief remarks followed by a question and answer session.

The dial-in number for the call is (877) 694-4769 in the U.S. and (404) 665-9935 from outside the U.S. The conference call code is 22434100. A live webcast of the conference call will also be accessible on www.mbia.com.

A replay of the call will be available approximately two hours after the completion of the call on August 8 until 11:59 p.m. on August 22 by dialing (800) 585-8367 in the U.S. or (404) 537-3406 from outside the U.S. The replay call code is also 22434100. In addition, a recording of the call will be available on the Company's website approximately two hours after the completion of the call.

Forward-Looking Statements

The information contained in this press release should be read in conjunction with our filings made with the Securities and Exchange Commission. This release includes statements that are not historical or current facts and are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,” “anticipate,” “project,” “plan,” “expect,” “intend,” “will likely result,” “looking forward” or “will continue,” and similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected, including, among other risks and uncertainties, the possibility that the Company will experience severe losses or liquidity needs due to increased deterioration in its insurance portfolios and in particular, due to the performance of insured credit default swaps that are backed by or reference CMBS pools and CRE CDOs, insured RMBS transactions, and insured ABS CDOs, uncertainty regarding whether the Company will realize, or will be delayed in realizing, insurance loss recoveries expected in disputes with sellers/servicers of RMBS transactions at the levels recorded in its financial statements, the failure to implement our risk reduction and liquidity strategies because of an inability to draw on expected liquidity sources or obtain regulatory approvals, the possibility that loss reserve estimates are not adequate to cover potential claims, the Company’s ability to access capital and the Company’s exposure to significant fluctuations in liquidity and asset values within the global credit markets, in particular in the ALM business, the Company’s ability to fully implement its strategic plan, including its ability to achieve high stable ratings for National or any other insurance subsidiaries, and the Company’s ability to commute certain of its insured exposures, including as a result of limited available liquidity, and changes in general economic and competitive conditions. These and other factors that could affect financial performance or could cause actual results to differ materially from estimates contained in or underlying the Company’s forward-looking statements are discussed under the “Risk Factors” section in MBIA Inc.’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which may be updated or amended in the Company’s subsequent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only to their respective dates. The Company undertakes no obligation to publicly correct or update any forward-looking statement if it later becomes aware that such result is not likely to be achieved.

MBIA Inc., headquartered in Armonk, New York is a holding company whose subsidiaries provide financial guarantee insurance, as well as related reinsurance, advisory and portfolio services, for the public and structured finance markets, and asset management advisory services. The Company services its clients around the globe with offices in New York, Denver, San Francisco, Paris, London, Madrid and Mexico City. Please visit MBIA's website at www.mbia.com.

Explanation of Non-GAAP Financial Measures

The following are explanations of why MBIA believes that the non-GAAP financial measures used in this press release, which serve to supplement GAAP information, are meaningful to investors.

Adjusted Book Value: Adjusted Book Value (ABV), a non-GAAP measure, is used by the Company to supplement its analysis of GAAP book value. The Company uses ABV as a measure of fundamental value and considers the change in ABV an important measure of periodic financial performance. ABV adjusts GAAP book value to remove the impact of certain items which the Company believes will reverse over time, as well as to add in the impact of certain items which the Company believes will be realized in GAAP book value in future periods. The Company has limited such adjustments to those items that it deems to be important to fundamental value and performance and which the likelihood and amount can be reasonably estimated. ABV assumes no new business activity. The Company has presented ABV to allow investors and analysts to evaluate the Company using the same measure that MBIA’s management regularly uses to measure financial performance. ABV is not a substitute for and should not be viewed in isolation from GAAP book value.

ABV is calculated on a consolidated basis and a segment basis. ABV by segment provides information about each segment’s contribution to consolidated ABV and is calculated using the same formula. ABV per share represents that amount of ABV allocated to each common share outstanding at the measurement date.

Adjusted Pre-tax Income (Loss): Adjusted pre-tax income (loss), a non-GAAP measure, is used by the Company to supplement its analysis of GAAP pre-tax income (loss). The Company uses adjusted pre-tax income (loss) as a measure of fundamental periodic financial performance. Adjusted pre-tax income (loss) adjusts GAAP pre-tax income (loss) to remove the effects of consolidating insured VIEs and gains and losses related to fair valuing insured credit derivatives, which the Company believes will reverse over time, and adds in changes in the present value of insurance claims the Company expects to pay on insured credit derivatives based on its ongoing insurance loss monitoring and loss adjustment expenses. Adjusted pre-tax income (loss) is not a substitute for and should not be viewed in isolation from GAAP pre-tax income (loss) and the Company’s definition of adjusted pre-tax income (loss) may differ from that used by other companies.

Claims-paying Resources (CPR): CPR is a key measure of the resources available to National and MBIA Corp. to pay claims under their respective insurance policies. CPR consists of total financial resources and reserves calculated on a statutory basis. CPR has been a common measure used by financial guarantee insurance companies to report and compare resources and continues to be used by MBIA’s management to evaluate changes in such resources. The Company has provided CPR to allow investors and analysts to evaluate National and MBIA Corp. using the same measure that MBIA’s management uses to evaluate their resources to pay claims under their respective insurance policies. There is no directly comparable GAAP measure.

Credit Impairments on Insured Derivatives: Credit impairments on insured derivatives represent actual net payments for the period plus the present value of the Company’s estimate of expected future net claim payments for such transactions, using a discount rate required by statutory accounting principles, plus loss adjustment expenses. Since the Company’s insured credit derivatives have similar terms, conditions, risks, and economic profiles to its financial guarantee insurance policies, the Company evaluates them for impairment periodically in the same way that it estimates loss and LAE for its financial guarantee insurance policies. Credit impairments on insured derivatives are equal to the Company’s statutory losses and loss adjustment expenses for such contracts.

Credit impairments on insured derivatives may differ from the fair values recorded in the Company’s financial statements. The Company expects that the majority of its exposure written in derivative form will not be settled at fair value. The fair value of an insured derivative contract will be influenced by a variety of market and transaction-specific factors that may be unrelated to potential future claim payments. In the absence of credit impairments or the termination of derivatives at losses, the cumulative unrealized losses recorded from fair valuing insured derivatives should reverse before or at the maturity of the contracts. Contracts also may be settled prior to maturity at amounts that may be more or less than their recorded fair values. Those settlements can result in realized gains or losses, and the reversal of unrealized losses. For these reasons, the Company believes its disclosure of credit impairments on insured derivatives provides additional meaningful information to investors about potential realized losses on these contracts.

Economic Losses: Economic losses for a reporting period represent the change in the discounted values of net payments without regard to the manner in which they are presented in the Company’s financial statements. Economic losses are calculated in accordance with GAAP, with the exception of those related to insured credit derivative impairments. The amounts reported for insured credit derivative impairments are calculated in accordance with U.S. STAT because GAAP does not contain a comparable measurement basis for these contracts. Losses and recoverables on VIEs that are eliminated in consolidation are included because the consolidation of these VIEs does not impact whether or not the Company will be required to make payments under insurance contracts. As a result of the different accounting bases of amounts, the total economic losses represent a non-GAAP measure.

MBIA INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (unaudited)
(In millions except share and per share amounts)

	June 30, 2013	December 31, 2012
Assets
Investments:
Fixed-maturity securities held as available-for-sale, at fair value (amortized cost $3,999 and $4,347)	$3,995	$4,485
Fixed-maturity securities at fair value	247	244
Investments pledged as collateral, at fair value (amortized cost $396 and $489)	319	443
Short-term investments held as available-for-sale, at fair value (amortized cost $1,942 and $662)	1,943	669
Other investments (includes investments at fair value of $13 and $12)	22	21
Total investments	6,526	5,862

Cash and cash equivalents	928	814
Premiums receivable	1,106	1,228
Deferred acquisition costs	278	302
Insurance loss recoverable	907	3,648
Property and equipment, at cost (less accumulated depreciation of $145 and $146)	67	69
Deferred income taxes, net	1,287	1,199
Other assets	236	268
Assets of consolidated variable interest entities:
Cash	78	176
Investments held-to-maturity, at amortized cost (fair value $2,690 and $2,674)	2,818	2,829
Fixed-maturity securities held as available-for-sale, at fair value (amortized cost $321 and $637)	321	625
Fixed-maturity securities at fair value	663	1,735
Loans receivable at fair value	1,790	1,881
Loan repurchase commitments	1,115	1,086
Other assets	2	2
Total assets	$18,122	$21,724

Liabilities and Equity
Liabilities:
Unearned premium revenue	$2,640	$2,938
Loss and loss adjustment expense reserves	774	853
Investment agreements	775	944
Medium-term notes (includes financial instruments carried at fair value of $188 and $165)	1,561	1,598
Long-term debt	1,524	1,662
Derivative liabilities	1,655	2,934
Other liabilities	431	315
Liabilities of consolidated variable interest entities:
Variable interest entity notes (includes financial instruments carried at fair value of $2,590 and $3,659)	5,707	7,124
Derivative liabilities	18	162
Total liabilities	15,085	18,530

Equity:
Preferred stock, par value $1 per share; authorized shares--10,000,000; issued and outstanding--none	-	-
Common stock, par value $1 per share; authorized shares--400,000,000; issued shares--277,804,712
and 277,405,039	278	277
Additional paid-in capital	3,108	3,076
Retained earnings	2,025	2,039
Accumulated other comprehensive income (loss), net of tax of $33 and $21	(86)	56
Treasury stock, at cost--84,837,343 and 81,733,530 shares	(2,309)	(2,275)
Total shareholders' equity of MBIA Inc.	3,016	3,173
Preferred stock of subsidiary and noncontrolling interest	21	21
Total equity	3,037	3,194
Total liabilities and equity	$18,122	$21,724

MBIA INC. AND SUBSIDIARIES
STATEMENTS OF OPERATIONS (unaudited)
(In millions)

Three Months Ended June 30, 2013	U.S. Public Finance Insurance (National)	Structured Finance and International Insurance (MBIA Corp.)	Advisory Services (Cutwater)	Corporate	Wind-down Operations	Subtotal	Eliminations	Consolidated

Revenues:
Premiums earned:
Scheduled premiums earned	$53	$35	$-	$-	$-	$88	$(11)	$77
Refunding premiums earned	49	-	-	-	-	49	(2)	47
Total premiums earned	102	35	-	-	-	137	(13)	124
Net investment income	35	4	-	8	5	52	(14)	38
Fees and reimbursements	1	23	11	17	-	52	(46)	6
Change in fair value of insured derivatives:
Realized gains (losses) and other
settlements on insured derivatives	-	(1,532)	-	-	-	(1,532)	-	(1,532)
Unrealized gains (losses) on
insured derivatives	-	1,350	-	-	-	1,350	-	1,350
Net change in fair value of
insured derivatives	-	(182)	-	-	-	(182)	-	(182)
Net gains (losses) on financial instruments
at fair value and foreign exchange	(2)	12	-	(29)	(12)	(31)	25	(6)
Net gains (losses) on extinguishment
of debt	-	-	-	-	-	-	39	39
Revenues of consolidated VIEs:
Net investment income	-	12	-	-	2	14	-	14
Net gains (losses) on financial instruments
at fair value and foreign exchange	-	73	-	-	4	77	1	78
Other net realized gains (losses)	-	1	-	(10)	-	(9)	10	1
Total revenues	136	(22)	11	(14)	(1)	110	2	112

Expenses:
Losses and loss adjustment	66	122	-	-	-	188	-	188
Amortization of deferred acquisition costs	21	24	-	-	-	45	(34)	11
Operating	35	35	17	34	2	123	(20)	103
Interest	-	41	-	11	21	73	(13)	60
Expenses of consolidated VIEs:
Operating	-	2	-	-	-	2	-	2
Interest	-	10	-	-	2	12	-	12
Total expenses	122	234	17	45	25	443	(67)	376

Pre-tax income (loss)	$14	$(256)	$(6)	$(59)	$(26)	$(333)	$69	(264)

Provision (benefit) for income taxes								(86)

Net income (loss)								$(178)

MBIA INC. AND SUBSIDIARIES
STATEMENTS OF OPERATIONS (unaudited)
(In millions)

Three Months Ended June 30, 2012	U.S. Public Finance Insurance (National)	Structured Finance and International Insurance (MBIA Corp.)	Advisory Services (Cutwater)	Corporate	OperationsWind-down	Subtotal	Eliminations	Consolidated

Revenues:
Premiums earned:
Scheduled premiums earned	$57	$59	$-	$-	$-	$116	$(6)	$110
Refunding premiums earned	73	-	-	-	-	73	(12)	61
Total premiums earned	130	59	-	-	-	189	(18)	171
Net investment income	56	6	-	6	13	81	(21)	60
Fees and reimbursements	2	41	16	56	-	115	(95)	20
Change in fair value of insured derivatives:
Realized gains (losses) and other
settlements on insured derivatives	-	(428)	-	-	-	(428)	-	(428)
Unrealized gains (losses) on
insured derivatives	-	1,203	-	-	-	1,203	-	1,203
Net change in fair value of
insured derivatives	-	775	-	-	-	775	-	775
Net gains (losses) on financial instruments
at fair value and foreign exchange	11	(14)	-	3	(59)	(59)	53	(6)
Investment losses related to other-than-
temporary impairments:
Investment losses related to other-than-
temporary impairments	-	(2)	-	-	-	(2)	-	(2)
Other-than-temporary impairments
recognized in accumulated
other comprehensive income (loss)	-	-	-	-	(1)	(1)	-	(1)
Net investment losses related to
other-than-temporary impairments	-	(2)	-	-	(1)	(3)	-	(3)
Other net realized gains (losses)	-	-	-	5	1	6	-	6
Revenues of consolidated VIEs:
Net investment income	-	14	-	-	2	16	1	17
Net gains (losses) on financial instruments
at fair value and foreign exchange	-	(36)	-	-	-	(36)	2	(34)
Net gains (losses) on extinguishment
of debt	-	-	-	-	33	33	-	33
Total revenues	199	843	16	70	(11)	1,117	(78)	1,039

Expenses:
Losses and loss adjustment	(3)	65	-	-	-	62	-	62
Amortization of deferred acquisition costs	26	31	-	-	-	57	(42)	15
Operating	28	28	16	28	5	105	(27)	78
Interest	-	59	-	14	26	99	(28)	71
Expenses of consolidated VIEs:
Operating	-	4	-	-	35	39	(36)	3
Interest	-	11	-	-	4	15	-	15
Total expenses	51	198	16	42	70	377	(133)	244

Pre-tax income (loss)	$148	$645	$-	$28	$(81)	$740	$55	795

Provision (benefit) for income taxes								214

Net income (loss)								$581

MBIA INC. AND SUBSIDIARIES
STATEMENTS OF OPERATIONS (unaudited)
(In millions)

Six Months Ended June 30, 2013	U.S. Public Finance Insurance (National)	Structured Finance and International Insurance (MBIA Corp.)	Advisory Services (Cutwater)	Corporate	Wind-down Operations	Subtotal	Eliminations	Consolidated

Revenues:
Premiums earned:
Scheduled premiums earned	$109	$71	$-	$-	$-	$180	$(24)	$156
Refunding premiums earned	96	-	-	-	-	96	(8)	88
Total premiums earned	205	71	-	-	-	276	(32)	244
Net investment income	84	9	-	9	12	114	(38)	76
Fees and reimbursements	3	47	22	44	-	116	(104)	12
Change in fair value of insured derivatives:
Realized gains (losses) and other
settlements on insured derivatives	-	(1,520)	-	-	-	(1,520)	-	(1,520)
Unrealized gains (losses) on
insured derivatives	-	1,277	-	-	-	1,277	-	1,277
Net change in fair value of
insured derivatives	-	(243)	-	-	-	(243)	-	(243)
Net gains (losses) on financial instruments
at fair value and foreign exchange	30	34	-	(24)	(9)	31	26	57
Net gains (losses) on extinguishment
of debt	-	-	-	-	4	4	39	43
Revenues of consolidated VIEs:
Net investment income	-	25	-	-	4	29	1	30
Net gains (losses) on financial instruments
at fair value and foreign exchange	-	104	-	-	4	108	3	111
Other net realized gains (losses)	-	1	-	(10)	-	(9)	10	1
Total revenues	322	48	22	19	15	426	(95)	331

Expenses:
Losses and loss adjustment	70	(76)	-	-	-	(6)	-	(6)
Amortization of deferred acquisition costs	43	57	-	-	-	100	(73)	27
Operating	53	61	29	101	4	248	(39)	209
Interest	-	99	-	23	41	163	(43)	120
Expenses of consolidated VIEs:
Operating	-	7	-	-	11	18	(12)	6
Interest	-	20	-	-	4	24	-	24
Total expenses	166	168	29	124	60	547	(167)	380

Pre-tax income (loss)	$156	$(120)	$(7)	$(105)	$(45)	$(121)	$72	(49)

Provision (benefit) for income taxes								(35)

Net income (loss)								$(14)

MBIA INC. AND SUBSIDIARIES
STATEMENTS OF OPERATIONS (unaudited)
(In millions)

Six Months Ended June 30, 2012	U.S. Public Finance Insurance (National)	Structured Finance and International Insurance (MBIA Corp.)	Advisory Services (Cutwater)	Corporate	Wind-down Operations	Subtotal	Eliminations	Consolidated

Revenues:
Premiums earned:
Scheduled premiums earned	$116	$105	$-	$-	$-	$221	$(15)	$206
Refunding premiums earned	120	-	-	-	-	120	(17)	103
Total premiums earned	236	105	-	-	-	341	(32)	309
Net investment income	110	14	-	7	30	161	(39)	122
Fees and reimbursements	3	66	29	79	-	177	(150)	27
Change in fair value of insured derivatives:
Realized gains (losses) and other
settlements on insured derivatives	-	(432)	-	-	-	(432)	-	(432)
Unrealized gains (losses) on
insured derivatives	-	1,506	-	-	-	1,506	-	1,506
Net change in fair value of
insured derivatives	-	1,074	-	-	-	1,074	-	1,074
Net gains (losses) on financial instruments
at fair value and foreign exchange	21	3	-	8	(132)	(100)	75	(25)
Investment losses related to other-than-
temporary impairments:
Investment losses related to other-than-
temporary impairments	-	(3)	-	-	(52)	(55)	-	(55)
Other-than-temporary impairments
recognized in accumulated
other comprehensive income (loss)	-	(38)	-	-	(4)	(42)	-	(42)
Net investment losses related to
other-than-temporary impairments	-	(41)	-	-	(56)	(97)	-	(97)
Other net realized gains (losses)	-	1	-	5	-	6	-	6
Revenues of consolidated VIEs:
Net investment income	-	27	-	-	5	32	2	34
Net gains (losses) on financial instruments
at fair value and foreign exchange	-	(67)	-	-	-	(67)	6	(61)
Net gains (losses) on extinguishment
of debt	-	-	-	-	33	33	-	33
Total revenues	370	1,182	29	99	(120)	1,560	(138)	1,422

Expenses:
Losses and loss adjustment	11	148	-	-	-	159	-	159
Amortization of deferred acquisition costs	49	57	-	-	-	106	(78)	28
Operating	108	85	33	52	9	287	(52)	235
Interest	-	113	-	29	56	198	(53)	145
Expenses of consolidated VIEs:
Operating	-	11	-	-	35	46	(37)	9
Interest	-	22	-	-	8	30	-	30
Total expenses	168	436	33	81	108	826	(220)	606

Pre-tax income (loss)	$202	$746	$(4)	$18	$(228)	$734	$82	816

Provision (benefit) for income taxes								225

Net income (loss)								$591

MBIA INC. AND SUBSIDIARIES
ADJUSTED PRE-TAX INCOME (LOSS) RECONCILIATION(1)
(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Adjusted pre-tax income (loss)	$(160)	$(152)	$(180)	$(700)
Additions to adjusted pre-tax income (loss):
Impact of consolidating certain VIEs	(20)	29	(2)	33
Mark-to-market gains (losses) on insured credit derivatives	1,350	1,203	1,277	1,506
Subtractions from adjusted pre-tax income (loss):
Impairments on insured credit derivatives	1,434	285	1,144	23
Pre-tax income (loss)	$(264)	$795	$(49)	$816

STRUCTURED FINANCE & INTERNATIONAL INSURANCE (MBIA CORP.)
ADJUSTED PRE-TAX INCOME (LOSS) RECONCILIATION(1)
(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Adjusted pre-tax income (loss)	$(93)	$(300)	$(190)	$(746)
Additions to adjusted pre-tax income (loss):
Impact of consolidating certain VIEs	(79)	27	(63)	9
Mark-to-market gains (losses) on insured credit derivatives	1,350	1,203	1,277	1,506
Subtractions from adjusted pre-tax income (loss):
Impairments on insured credit derivatives	1,434	285	1,144	23
Pre-tax income (loss)	$(256)	$645	$(120)	$746

(1) A non-GAAP measure; please see Explanation of Non-GAAP Financial Measures.

MBIA INC. AND SUBSIDIARIES

Components of Adjusted Book Value per Share:
	As of June 30, 2013

	U.S. Public Finance Insurance (National)	Structured Finance and International Insurance (MBIA Corp.)	Advisory Services (Cutwater)	Corporate	Wind-down Operations	Consolidated
Book Value per Share	$20.63	$1.97	$0.15	$(3.55)	$(3.57)	$15.63

Adjustments for items included in book value per share (after-tax):

Cumulative net loss from consolidating certain VIEs (1)	-	0.83	-	-	-	0.83

Cumulative unrealized loss on insured credit derivatives	-	5.54	-	-	-	5.54

Net unrealized (gains) losses included in other comprehensive income	0.16	(0.24)	-	0.10	(0.05)	(0.03)

Adjustments for items not included in book value per share (after-tax):

Net unearned premium revenue (2)(3)	4.59	3.76	-	-	-	8.35

Cumulative impairments on insured credit derivatives (2)	-	(1.04)	-	-	-	(1.04)

Adjusted Book Value per Share (4)	$25.38	$10.82	$0.15	$(3.45)	$(3.62)	$29.28

	As of December 31, 2012

	U.S. Public Finance Insurance (National)	Structured Finance and International Insurance (MBIA Corp.)	Advisory Services (Cutwater)	Corporate	Wind-down Operations	Consolidated
Reported Book Value per Share	$20.33	$2.39	$0.12	$(3.10)	$(3.52)	$16.22

Adjustments for items included in book value per share (after-tax):

Cumulative net loss from consolidating certain VIEs (1)	-	0.59	-	-	-	0.59

Cumulative unrealized loss on insured credit derivatives	-	9.70	-	-	-	9.70

Net unrealized (gains) losses included in other comprehensive income	(0.35)	(0.39)	-	0.18	0.09	(0.47)

Adjustments for items not included in book value per share (after-tax):

Net unearned premium revenue (2)(3)	5.07	4.42	-	-	-	9.49

Cumulative impairments on insured credit derivatives (2)	-	(4.85)	-	-	-	(4.85)

Adjusted Book Value per Share (4)	$25.05	$11.86	$0.12	$(2.92)	$(3.43)	$30.68

(1)	Represents the impact on consolidated total equity of VIEs that are not considered a business enterprise of the Company.
(2)	The discount rate on financial guarantee installment premiums was the risk-free rate as defined by the accounting principles for financial guarantee insurance contracts and the discount rate on insured derivative installment revenue and impairments was 5.0%.
(3)	The amounts consist of installment and upfront financial guarantee premiums, insured derivative revenue and deferred commitment/structuring fees, net of deferred acquisition costs.
(4)	A non-GAAP measure; please see Explanation of Non-GAAP Financial Measures.

Net Income (Loss) per Common Share:
		Three Months Ended			Six Months Ended
		June 30,			June 30,
		2013	2012		2013	2012
	Basic	$(0.92)	$2.99		$(0.07)	$3.05
	Diluted	$(0.92)	$2.98		$(0.07)	$3.03

Weighted Average Number of Common Shares Outstanding:

	Basic	193,104,610	193,926,953		193,810,351	193,700,328
	Diluted	193,104,610	194,941,233		193,810,351	194,763,617

INSURANCE OPERATIONS

Selected Financial Data Computed on a Statutory Basis
(Dollars in millions)

National Public Finance Guarantee Corporation

	June 30, 2013	December 31, 2012
Policyholders’ surplus	$2,138	$1,999
Contingency reserves	1,226	1,249
Statutory capital	3,364	3,248

Unearned premium reserve	1,862	2,041
Present value of installment premiums (1)	210	217
Premium resources (2)	2,072	2,258

Net loss and loss adjustment expense reserves (1)	46	(109)
Salvage reserves	182	262
Gross loss and loss adjustment expense reserves	228	153
Total claims-paying resources	$5,664	$5,659

Net debt service outstanding	$472,264	$519,458

Capital ratio (3)	140:1	160:1

Claims-paying ratio (4)	96:1	107:1

MBIA Insurance Corporation
	June 30, 2013	December 31, 2012
Policyholders’ surplus	$750	$965
Contingency reserves	425	493
Statutory capital	1,175	1,458

Unearned premium reserve	561	600
Present value of installment premiums (5)	856	1,035
Premium resources (2)	1,417	1,635

Net loss and loss adjustment expense reserves (5)	(932)	(2,448)
Salvage reserves (6)	1,924	4,628
Gross loss and loss adjustment expense reserves	992	2,180
Total claims-paying resources	$3,584	$5,273

Net debt service outstanding	$112,690	$145,763

Capital ratio (3)	96:1	100:1

Claims-paying ratio (4)	36:1	31:1
(1)	At June 30, 2013 and December 31, 2012 the discount rate was 4.54%.
(2)	The amounts consist of Financial Guarantee premiums and Insured Derivative premiums.
(3)	Net debt service outstanding divided by statutory capital.
(4)	Net debt service outstanding divided by the sum of statutory capital, unearned premium reserve (after-tax), present value of installment premiums (after-tax), net loss and loss adjustment expense reserves and salvage reserves.
(5)	At June 30, 2013 and December 31, 2012 the discount rate was 5.72%.
(6)	The amount primarily consists of expected recoveries related to the Company’s put-back claims of ineligible mortgage loans.

CONTACT:
MBIA Inc.
Media
Kevin Brown, +1-914-765-3648
or
MBIA Inc.
Investor Relations:
Greg Diamond, +1-914-765-3190